Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-252567 and 333-259522) and Form S-8 (No. 333-252999) of our report dated April 17, 2023 relating to the consolidated financial statements of PARTS iD, Inc. as of and for the years ended December 31, 2022 and 2021, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

Princeton, New Jersey
April 17, 2023